SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 24, 2004

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 288-2382

(Registrant’s Telephone Number, Including Area Code)

Item 5.	Other Items

On February 24, 2004, BUCA, Inc. issued a press release announcing that it has entered into a definitive securities purchase agreement for the sale in a private placement of 3.3 million shares of newly issued common stock to institutional investors. A copy of the press release is attached as an exhibit to this report and is incorporated herein by reference.

On February 23, 2004, the company executed an amendment to its existing credit facility. A copy of the amendment is being filed as an exhibit to this report.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.1	Second Amendment to the Revolving Credit and Term Loan Agreement dated as of February 23, 2004 by and among the Registrant, the Guarantors named therein, Fleet National Bank, as Administrative Agent for the lenders, and other lenders named therein.

Exhibit 99.1	Press Release dated February 24, 2004.

Item 9.	Regulation FD Disclosure.

BUCA, Inc. began testing its new “Buca Small” menu initiative in early 2003 at one restaurant in Buffalo, New York. The test was expanded to three additional restaurants in the comparable restaurant store base in November 2003. The sales results improved significantly in this group of three restaurants after the introduction of the new “Buca Small” initiative.

During October 2003, the month immediately preceding the introduction of this new menu initiative, this group of three test restaurants generated negative comparable restaurant sales of approximately 10% as compared to the same period in the previous year. During November 2003, the first month of the test, comparable restaurant sales in this group improved to approximately negative 3%. During December 2003, comparable restaurant sales in this group improved to approximately positive 2%. For the eight weeks ended February 22, 2004, comparable restaurant sales in this group improved to approximately positive 6%.

The company expanded the test to an additional 16 restaurants in the comparable restaurant base in mid-January of fiscal 2004. In December 2003, the month immediately preceding the test, this group of 16 restaurants generated negative comparable restaurant sales of approximately 8%. For the six weeks ended February 22, 2004, the comparable restaurant sales in this group improved to approximately negative 4%.

The company has accelerated its plans for introducing “Buca Small” in its restaurants and plans to implement this initiative in all of its restaurants by March 29, 2004.

Total Buca di Beppo comparable restaurant sales for the first eight weeks ended February 22, 2004 were approximately negative 3%. Total Vinny T’s of Boston comparable restaurant sales for the eight weeks ended February 22, 2004 were approximately positive 1%.

The company currently offers lunch every day in approximately 10% of its Buca di Beppo restaurants and all of its Vinny T’s of Boston restaurants. The company expects to increase the number of Buca di Beppo restaurants that offer lunch every day to approximately 25% of the restaurants within the next twelve months.

While the company is encouraged by the results of the test restaurants utilizing the new “Buca Small” menu initiative, the testing is still at an early stage and involves limited restaurants. These results may not be indicative of results that could be achieved at other restaurants and may not be sustainable at the test restaurants in future periods. Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the timing of commencing the new “Buca Small” menu initiative and the lunch initiative at Buca di Beppo restaurants. The actual timing of commencing the new “Buca Small” menu initiative and the lunch initiative at Buca di Beppo restaurants could be delayed based upon results achieved in the test markets and changes in consumer preferences. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2004	BUCA, INC. (Registrant)

	By	/s/ Greg A. Gadel

Greg A. Gadel Executive Vice President, Chief Financial Officer, Treasurer and Secretary